Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 15, 2021, with respect to the consolidated financial statements of Vieco USA, Inc. and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

January 24, 2022